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                                                                     EXHIBIT 5.1



                                 [HD LETTERHEAD]



                                October 11, 2002



Citizens First Bancorp, Inc.
525 Water Street
Port Huron, Michigan  48060

Ladies and Gentlemen:

         We have represented Citizens First Bancorp, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-8 (the "Registration Statement"), for registration under the Securities Act of 1933, as amended (the "Securities Act"), of a maximum of 25,000 shares of the Company's Common Stock, par value $.01 per share (the "Common Shares"), to be issued pursuant to the Citizens First Bancorp, Inc. Management Restricted Stock Purchase Plan (as amended and restated effective June 1, 2002) (the "Plan").

         Based upon our examination of such documents and other matters as we deem relevant, it is our opinion that the Common Shares to be offered by the Company under the Plan pursuant to the Registration Statement (1) have been duly authorized, and (2) when issued by the Company in accordance with the Plan, will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

                                    Very truly yours,

                                    /s/ [HILL DEVENDORF, P.C.]

                                    [HILL DEVENDORF, P.C.]


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